Exhibit 99.4

Disclosures Relating to Nationstar Mortgage Holdings Inc. Nationstar Mortgage LLC and

Nationstar Capital Corporation

Recent Developments

Aurora Asset Acquisition

On March 6, 2012, we entered into an asset purchase agreement (as subsequently amended, the “Aurora Purchase Agreement”) with Aurora Bank FSB, a federal savings bank organized under the laws of the United States, and Aurora Loan Services LLC, a Delaware limited liability company (collectively with Aurora Bank FSB, the “Aurora Sellers”). Each of the Aurora Sellers is a subsidiary of Lehman Brothers Bancorp Inc. We completed the asset acquisition in June 2012. Pursuant to the Aurora Purchase Agreement, we purchased the mortgage servicing rights (“MSRs”) to approximately 300,000 residential mortgage loans with a total unpaid principal balance (“UPB”) of approximately $63.7 billion, as measured as of May 31, 2012, $1.7 billion of servicing advance receivables, as measured as of May 31, 2012, and certain other assets. The composition of the total portfolio is approximately 75% non-conforming loans in private label securitizations and approximately 25% conforming loans in government-sponsored enterprises (“GSE”) pools. We also assumed certain liabilities.

The aggregate purchase price was $1.96 billion, funded through a combination of cash on hand, the proceeds of a 65% co-investment by Newcastle Investment Corp. (“Newcastle”) and the proceeds from advance financing facilities that we entered into in conjunction with this acquisition, including with certain initial purchasers in this offering or their affiliates. We are an affiliate of Newcastle’s manager.

We expect the approximate annualized contribution to Adjusted EBITDA for the first year following the close of the transaction to be between $70 to $75 million, prior to giving effect to approximate integration and transition costs of between $10 to $15 million.

The most directly comparable GAAP measure to Adjusted EBITDA is net income. Adjusted EBITDA excludes net income (loss) from our Legacy Portfolio and Other, income and expenses that relate to the financing of the senior notes, depreciable (or amortizable) asset base of the business, income taxes, exit costs from our restructuring and certain non-cash items, each of which are included in GAAP net income. Management believes Adjusted EBITDA is useful in assessing the profitability of our core business and uses Adjusted EBITDA in evaluating our operating performance. Our expectations regarding the approximate annualized contribution to Adjusted EBITDA and the approximate integration and transition costs are based on a number of assumptions, including, but not limited to, prepayments, delinquencies, ancillary fees, cost to service and recapture rates and margins. The actual annualized contribution to Adjusted EBITDA and the actual integration and transition costs will depend on many factors, some of which are beyond our control, and could differ materially from our estimates. Errors in our financial models or changes in assumptions could result in our estimates and expectations being materially inaccurate which may adversely affect our earnings.

2012 Advance Financing Facilities

We entered into four revolving advance financing facilities in connection with the Aurora Purchase Agreement (the “Aurora Facilities” and each an “Aurora Facility”), with maximum aggregate principal amounts of $100 million, $450 million, $600 million (reducing to $500 million in 2013) and $350 million, respectively. Each Aurora Facility is secured by receivables representing the right to be reimbursed for advances of principal and interest payments, fees and expenses. The Aurora Facilities have revolving periods of twelve months, twelve months, twenty-four months and 364 days, respectively, and stated maturity periods of twelve, twelve, twenty-four and twenty-four months, respectively. Each Aurora Facility is non-recourse to us and is structured as an issuance of asset-backed variable funding notes. These notes will bear interest either at LIBOR plus certain specified margins or at a cost of funds rate plus certain specified margins, in each case as specified by the relevant Aurora Facility. We will also pay certain fees pursuant to each Aurora Facility.

Each Aurora Facility contains customary representations and warranties, events of default, as well as affirmative and negative covenants. Affirmative covenants include, among others, financial and other reporting requirements, provision of notices of material events, maintenance of existence, maintenance of books and records, compliance with laws, compliance with covenants under the designated servicing agreements and maintaining certain servicing standards with respect to the receivables and the related mortgage loans.

Negative covenants include, among others, limitations on amendments to the designated servicing agreements, limitations on netting or offsets with respect to the collections under the designated servicing agreements and limitations on amendments to the sellers’ procedures and methodology for reimbursing the receivables or determining that receivables have become non-recoverable.

April 2012 Senior Notes Offering

On April 25, 2012, we offered $275,000,000 aggregate principal amount of 9.625% Senior Notes due 2019 (the “existing notes”), in a private placement transaction. The existing notes are guaranteed on an unsecured basis by each of our current and future domestic subsidiaries, other than our securitization and certain finance subsidiaries and subsidiaries that in the future we designate as excluded restricted and unrestricted subsidiaries. The additional notes offered hereby constitute a further issuance of the existing notes and form a single series of debt securities with the existing notes.

ResCap Acquisition

On May 13, 2012, we entered into an asset purchase agreement (as subsequently amended, the “ResCap Purchase Agreement”) with the Residential Capital, LLC group sellers (“ResCap Sellers”) in connection with the ResCap Sellers’ proceedings before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Case”). Each of the ResCap Sellers is an indirect subsidiary of Ally Financial Inc. Under the ResCap Purchase Agreement, we agreed to purchase the rights to service residential mortgage loans with an aggregate UPB of approximately $371 billion, including MSRs for residential mortgage loans with an aggregate UPB of approximately $196 billion and subservicing contracts for residential mortgage loans with an aggregate UPB of approximately $174 billion, and approximately $1.8 billion of related servicing advance receivables, each as measured as of March 31, 2012. Approximately 66% of loans in the total portfolio (by UPB) are owned, insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. We also agreed to acquire the ResCap Sellers’ mortgage origination platform and certain other assets. We also agreed to assume certain liabilities.

The purchase price is approximately $2.4 billion (taking into account the pro forma effect as of March 31, 2012), which we expect to fund through a combination of cash on hand, the proceeds of a co-investment of $450 million by Newcastle and possibly certain entities affiliated with Newcastle, the proceeds of advance financing facilities that we expect to enter into in connection with this transaction, including with certain initial purchasers in this offering or their affiliates and/or other issuances of equity or senior debt, including further notes issued pursuant to the Indenture (as defined herein). Subject to an auction process and satisfaction of certain other conditions, the transaction is expected to close in late 2012 or early 2013.

Although we have been approved as the stalking-horse bidder by the Bankruptcy Court, other bidders may submit bids for the assets we are seeking to acquire. The auction for the assets is scheduled to commence on October 23, 2012. If any such bidders submit bids, we can provide no assurances that we will be the winning bidder and ultimately be permitted to purchase the assets we are seeking to acquire or that we will not be required to make changes, which changes could be material, to the terms of the ResCap Purchase Agreement in order to purchase the assets. If the ResCap Purchase Agreement is terminated as a result of the Bankruptcy Court’s approval of a competing bidder, the ResCap Sellers will be required to pay us a $24 million break-up fee in cash (a portion of which will be payable to Newcastle).

BANA Acquisition

On May 31, 2012, we signed a definitive agreement to acquire approximately $10.4 billion in residential MSRs, as measured by UPB, from Bank of America, National Association (“BANA”). The acquired servicing portfolio consists entirely of loans in GSE pools. We will fund a portion of the MSR purchase price with the proceeds of a 65% co-investment by Newcastle. We expect the loans to transfer from BANA in July 2012.

Acquisitions Relating to Reverse Mortgages

On June 29, 2012, we completed the acquisition of certain servicing rights relating to reverse mortgage loans with an aggregate UPB of approximately $9.7 billion, as well as certain liabilities associated with such MSRs, from a financial institution.

On June 29, 2012, we completed the acquisition of the final portion of MSRs pursuant to our December 2011 agreement with BANA. These MSRs relate to reverse mortgage loans with an aggregate UPB of $9.6 billion.

Potential Acquisitions

We believe there are opportunities to grow our business through acquisitions, and we actively explore potential acquisition opportunities in the ordinary course of our business. We are currently in discussions with several financial institutions that could result in our entering into one or more definitive acquisition agreements shortly following the completion of this offering, although at the present time we do not have any definitive agreements to do so. Other potential acquisitions may include MSRs relating to residential mortgage loans, subservicing contracts, servicing platforms and originations platforms, as well as other mortgage related assets and associated liabilities. In the event that we acquire a servicing platform, we may elect to operate this platform in addition to our current platform for a period of time or indefinitely. These transactions could vary in size. Individually or collectively, these transactions could substantially increase the UPB, or alter the composition of the portfolio, of mortgage loans that we service or have an otherwise significant impact on our business. We can provide no assurances that we will enter into any such agreement or as to the timing of any potential acquisition.

We may fund acquisitions with a combination of Excess MSR co-investments, non-recourse securitization debt, warehouse financing, servicer advance facilities, additional corporate indebtedness or equity financing. Where we can obtain such financing on attractive terms, we typically attempt to finance our acquisitions on a nonrecourse basis. In addition, we could enter into such acquisition arrangements on a standalone basis or on a co-investment or other basis with one or more of our affiliates. We can provide no assurances, however, as to the availability or terms of funding for future acquisitions or our ability to enter into such arrangements with our affiliates. If we fail to obtain adequate financing or otherwise enter into satisfactory arrangements with our affiliates, we could be exposed to significant risks, including risks that we may not be able to complete the acquisition on alternative terms or at all and risks that we may have to pay damages.

Regulation

Our business is subject to extensive federal, state and local regulation. Our loan originations, loan servicing and debt collection operations are primarily regulated at the state level by state licensing authorities and administrative agencies. Because we do business in all fifty states and the District of Columbia, we, along with certain of our employees who engage in regulated activities, must apply for licensing as a mortgage banker or lender, loan servicer and/or debt collector, pursuant to applicable state law. These state licensing requirements typically require an application process, processing fees, background checks and administrative review. Our servicing operations center in Lewisville, Texas is licensed (or maintains an appropriate statutory exemption) to service mortgage loans in all fifty states and the District of Columbia. Our retail loan originations channel is licensed to originate loans in at least the states in which it operates, and our direct originations channel is licensed to originate loans in the 48 contiguous states plus Alaska and the District of Columbia. From time to time, we receive requests from states and other agencies for records, documents and information regarding our policies, procedures and practices regarding our loan originations, loan servicing and debt collection business activities, and undergo periodic examinations by state and federal regulatory agencies. We incur significant ongoing costs to comply with these licensing and examination requirements.

While the U.S. federal government does not primarily regulate loan originations, the federal Secure and Fair Enforcement for Mortgage Licensing Act of 2008 requires all states to enact laws that require all U.S. sales representatives, and in certain states certain loss mitigation personnel, to be individually licensed or registered if they intend to offer or review mortgage loan products. These licensing requirements include enrollment in the Nationwide Mortgage Licensing System, application to state regulators for individual licenses, a minimum of 20 hours of pre-licensing education, an annual minimum of eight hours of continuing education and the successful completion of both national and state exams.

Furthermore, there continue to be changes in state law that are adverse to mortgage servicers that increase costs and operational complexity of our business and impose significant penalties for violation.

In addition to licensing requirements, we must comply with a number of federal consumer protection laws, including, among others:

•	the Gramm-Leach-Bliley Act, which requires us to maintain privacy with respect to certain consumer data in our possession and to periodically communicate with consumers on privacy matters;

•	the Fair Debt Collection Practices Act, which regulates the timing and content of debt collection communications;

•	the Truth in Lending Act and Regulation Z thereunder, which require certain disclosures to the mortgagors regarding the terms of the mortgage loans;

•	the Fair Credit Reporting Act, which regulates the use and reporting of information related to the credit history of consumers;

•	the Equal Credit Opportunity Act and Regulation B thereunder, which prohibit discrimination on the basis of age, race and certain other characteristics, in the extension of credit;

•	the Homeowners Protection Act, which requires the cancellation of mortgage insurance once certain equity levels are reached;

•	the Home Mortgage Disclosure Act and Regulation C thereunder, which require financial institutions to report certain public loan data;

•	the Fair Housing Act, which prohibits discrimination in housing on the basis of race, sex, national origin, and certain other characteristics; and

•	Regulation AB under the Securities Act of 1933, as amended (the “Securities Act”), which requires certain registration, disclosure and reporting for MBS.

We must also comply with applicable state and local consumer protection laws, which may impose more comprehensive and costly restrictions than the regulations listed above. In a response to the decline in the housing market and the increase in foreclosures, many local governments have extended the time period necessary prior to initiating foreclosure proceedings, which prevent a servicer or trustee, as applicable, from exercising any remedies they might have in respect of liquidating a severely delinquent mortgage loan in a timely manner.

On February 7, 2012, the Financial Crimes Enforcement Network (“FinCEN”) finalized regulations that require non-bank residential mortgage lenders and originators to establish anti-money laundering programs and file suspicious activity reports as FinCEN requires of other types of financial institutions. The final rule was published in the Federal Register on February 14, 2012 and became effective 60 days thereafter.

On May 28, 2009, we voluntarily entered into an agreement to actively participate as a loan servicer in HAMP, which enables eligible borrowers to avoid foreclosure through a more affordable and sustainable loan modification made in accordance with HAMP guidelines, procedures, directives and requirements. Loan modifications pursuant to HAMP may include a rescheduling of payments or a reduction in the applicable interest rates and, in some cases, a reduction in the principal amount due. Under HAMP, subject to a program participation cap, we, as a servicer, will receive an initial incentive payment of up to $1,500 for each loan modified in accordance with HAMP subject to the condition that the borrower successfully completes a trial modification period. In addition, provided that a HAMP modification does not become 90 days or more delinquent, we will receive an incentive of up to $1,000. As of March 31, 2012, over 26,000 loans with a UPB of $6.1 billion after modification had been modified through HAMP. HAMP is currently scheduled to expire on December 31, 2013.

On July 21, 2010, President Obama signed the Dodd-Frank Act into law. The Dodd-Frank Act represents a comprehensive overhaul of the financial services industry in the United States. The Dodd-Frank Act includes, among other things: (1) the creation of a Financial Stability Oversight Council to identify emerging systemic risks posed by financial firms, activities and practices, and to improve cooperation among federal agencies; (2) the creation of the Bureau of Consumer Financial Protection (“CFPB”) authorized to promulgate and enforce consumer protection regulations relating to financial products; (3) the establishment of strengthened capital and prudential standards for banks and bank holding companies; (4) enhanced regulation of financial markets, including derivatives and securitization markets; (5) amendments to the Truth in Lending Act aimed at improving consumer protections with respect to mortgage originations, including originator compensation, minimum repayment standards, and prepayment considerations. On July 21, 2011, the CFPB obtained enforcement authority pursuant to the Dodd-Frank Act and began official operations. On October 13, 2011, the CFPB issued guidelines governing how the agency supervises mortgage transactions, which involves sending examiners to banks and other institutions that service mortgages to assess whether consumers’ interests are protected. On January 11, 2012, the CFPB issued guidelines governing examination procedures for bank and non-bank mortgage originators. The exact scope of and applicability of many of these requirements to us are currently unknown, as the regulations to implement the Dodd-Frank Act generally have not yet been finalized. Pursuant to these new guidelines, the CFPB has begun an examination of our business. These provisions of the Dodd-Frank Act and recent examination or future actions by the CFPB could increase our regulatory compliance burden and associated costs and place restrictions on certain originations and servicing operations, all of which could in turn adversely affect our business, financial condition or results of operations.

On April 13, 2011, the federal agencies overseeing certain aspects of the mortgage market, the OCC, the Federal Reserve and the FDIC, entered into enforcement consent orders with 14 of the largest mortgage servicers in the United States regarding foreclosure practices. The enforcement consent orders require the servicers, among other things, to: (1) promptly correct deficiencies in residential mortgage loan servicing and foreclosure practices; (2) make significant modifications in practices for residential mortgage loan servicing and foreclosure processing, including communications with borrowers and limitations on dual-tracking, which occurs when servicers continue to pursue foreclosure during the loan modification process; (3) ensure that foreclosures are not pursued once a mortgage has been approved for modification and establish a single point of contact for borrowers throughout the loan modification and foreclosure processes; and (4) establish robust oversight and controls pertaining to their third party vendors, including outside legal counsel, that provide default management or foreclosure services. While these enforcement consent orders are considered not to be preemptive of the state actions, it is currently unclear how state actions and proceedings will be affected by the federal consents.

On February 9, 2012, federal and state agencies announced a $25 billion settlement with five large banks that resulted from investigations of foreclosure practices. As part of the settlement, the banks have agreed to comply with various servicing standards relating to foreclosure and bankruptcy proceedings, documentation of borrowers’ account balances, chain of title, and evaluation of borrowers for loan modifications and short sales as well as servicing fees and the use of force-placed insurance. The settlement also provides for certain financial relief to homeowners.

On September 1, 2011 and November 10, 2011, the New York State Department of Financial Services entered into agreements regarding mortgage servicing practices with seven financial institutions. The additional requirements provided for in these agreements will increase operational complexity and the cost of servicing loans in New York. Other servicers, including us, could be required to enter into similar agreements. In addition, other states may also require mortgage servicers to enter into similar agreements.

On December 1, 2011, the Massachusetts Attorney General filed a lawsuit against five large mortgage providers alleging unfair and deceptive business practices, including the use of so-called “robo-signers.” In response, one of the mortgage providers has halted most lending in Massachusetts.

We, among others in our industry, received a subpoena from the New York State Department of Financial Services dated January 18, 2012, requesting the production of documents related to lender placed insurance, also known as “force-placed insurance,” business. We have and are continuing to provide responsive documents.

Although we are not a party to the above enforcement consent orders and settlements, we could become subject to the terms of the consent orders and settlements if (1) we subservice loans for the servicers that are parties to the enforcement consent orders and settlements; (2) the agencies begin to enforce the consent orders and settlements by looking downstream to our arrangement with certain mortgage servicers; (3) the mortgage servicers for which we subservice loans request that we comply with certain aspects of the consent orders and settlements; or (4) we otherwise find it prudent to comply with certain aspects of the consent orders and settlements. We have been made aware that certain other non-bank mortgage servicers will be meeting with the CFPB with respect to the applicability of the consent orders to their business. If such non-bank mortgage servicers are required to become a party to the consent orders, we can provide no assurances that we will not also be requested to become a party to the consent orders. In addition, the practices set forth in such consent orders and settlements may be adopted by the industry as a whole, forcing us to comply with them in order to follow standard industry practices, or may become required by our servicing agreements. In addition, some states have begun adopting laws which impose requirements similar to those contained in the consent orders on mortgage servicers, which will increase our costs and operational complexity and may subject us to significant penalties. While we have made and continue to make changes to our operating policies and procedures in light of the consent orders and settlements, further changes could be required, and changes to our servicing practices will increase compliance costs for our servicing business, which could materially and adversely affect our financial condition or results of operations.

Legal Proceedings

We are routinely and currently involved in legal proceedings concerning matters that arise in the ordinary course of our business. These legal proceedings range from actions involving a single plaintiff to class action lawsuits with potentially tens of thousands of class members. An adverse result in governmental investigations or examinations, or private lawsuits, including purported class action lawsuits, could have a material adverse effect on our financial results. In addition, a number of participants in our industry, including us, have been the subject of purported class action lawsuits and regulatory actions by state regulators, and other industry participants have been the subject of actions by states’ Attorneys General. Additionally, along with others in our industry, we are subject to repurchase claims and may continue to receive claims in the future. Although we believe that we have meritorious legal and factual defenses to the lawsuits in which we are currently involved, the ultimate outcomes with respect to these matters remain uncertain. Litigation and other proceedings may require that we pay settlement costs, legal fees, damages, penalties or other charges, which could adversely affect our financial results. In particular, ongoing and other legal proceedings brought under state consumer protection statutes may result in a separate fine for each violation of the statute, which, particularly in the case of class action lawsuits, could result in damages substantially in excess of the amounts we earned from the underlying activities and that could have a material adverse effect on our liquidity and financial position.

Governmental investigations, both state and federal, can be either formal or informal. The costs of responding to the investigations, as well as governmental examinations, can be substantial. In addition, government-mandated changes to servicing practices could lead to higher costs and additional administrative burdens, in particular, those regarding record retention and informational obligations.